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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                         -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 29, 2001


                             ITC/\ DELTACOM, INC.
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


          Delaware                         0-23253                        58-2301135
(State or Other Jurisdiction         (Commission File Number)          (IRS Employer
      of Incorporation)                                               Identification No.)


1791 O.G. Skinner Drive
West Point, Georgia                                                  31833
(Address of Principal Executive Offices                           (ZIP Code)

Registrant's telephone number, including area code:  (706) 385-8000


                                 Not applicable
               -------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.   Other Events.

     On May 29, 2001, counsel for ITC/\ DeltaCom, Inc. (the "Company") and the other defendants entered into a memorandum of understanding with counsel for the plaintiff in a previously announced lawsuit filed on April 20, 2001 in the Court of Chancery of the State of Delaware, New Castle County. The memorandum of understanding sets forth an agreement in principle to settle the lawsuit.

     As the Company described in a Current Report on Form 8-K filed on April 24, 2001, the complaint in the lawsuit named as defendants the Company, ITC Holding Company, Inc. and each member of the Company's Board of Directors. The complaint stated that the action was brought by a stockholder of the Company individually and sought certification as a class action. The complaint principally alleged that the Company's directors and ITC Holding Company violated fiduciary duties owed or alleged to be owed to the Company's stockholders in connection with the entry by the Company and ITC Holding Company into a previously announced investment agreement on February 27, 2001. Pursuant to the investment agreement, ITC Holding Company has agreed to make an equity investment of up to $150 million in the Company. The complaint also alleged that the Company's directors violated fiduciary duties owed to the Company's stockholders in connection with proposals relating to the Company's 1997 stock option plan which, together with the investment transaction, have been submitted for consideration by the Company's stockholders at the 2001 annual meeting. The plaintiff in the lawsuit sought unspecified monetary damages and an injunction to prevent consummation of the investment transaction and the stock option plan proposals.

     The Company and the other defendants in the lawsuit have denied any liability with respect to the claims alleged in the complaint and believe that those claims are without merit. However, to minimize the expense, inconvenience and distraction of litigation and to avoid the delays in judicial resolution of the lawsuit that could affect the Company's ability to complete the investment transaction if stockholder approval and other closing conditions are satisfied, the Company has agreed to settle the lawsuit on substantially the terms and conditions set forth in the memorandum of understanding and summarized below.
As a result of this settlement, the Company will not be required to pay any damages, and the investment transaction and stock option plan proposals will be submitted to a stockholder vote at the 2001 annual meeting.

     As a condition of the settlement, the Company has agreed to amend the investment agreement relating to the process for approval by a Special Committee of the Board of Directors of any sales of securities in the investment transaction after the initial closing. The Company also has agreed to modify one of the vote

                                       2
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requirements for stockholder approval of the investment transaction at the 2001 annual meeting and to mail to its stockholders a supplement to its proxy statement containing additional information about the investment transaction proposal and the stock option plan proposals. The Company currently expects that it will first mail the supplement to its stockholders on or about May 31. Finally, the Company agreed to adjourn the annual meeting, which convened on May 18, 2001 as originally scheduled without a vote on any proposal, so that the stockholders may consider the proxy statement supplement before those proposals are submitted to a stockholder vote at the adjourned meeting. As previously announced, the adjourned meeting was initially scheduled to be held on June 11, 2001. In order to provide stockholders sufficient time to review the proxy statement supplement, the Company today announced that it plans to reschedule the adjourned annual meeting to June 15, 2001. Attached as Exhibit 99 to this Current Report on Form 8-K is the text of the May 30, 2001 press release, which is incorporated by reference in this Item 5.

     The memorandum of understanding provides that the final settlement will include a dismissal of the lawsuit with prejudice. The final settlement also will include a release of the Company, the Company's directors, ITC Holding Company and other persons from any and all claims, causes of action, liabilities, damages, judgments and suits that have been or could have been asserted in the lawsuit, or in any court, tribunal or proceeding, by or on behalf of the plaintiff class or any of its members against any of the released persons, including any claims arising under federal or state law relating to breach of any duty, in connection with the investment transaction, the stock option plan proposals and related matters.

     As part of the proposed settlement, the Company has agreed that it will not oppose an application to the Delaware Court of Chancery by counsel to the plaintiff in the lawsuit for an award of attorneys' fees and expenses in an aggregate amount not to exceed $347,500.

     A final settlement of the lawsuit is subject to a number of conditions, including execution of a definitive settlement agreement containing the terms and conditions set forth in the memorandum of understanding and approval of the settlement by the Delaware Court of Chancery.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

              99   Press Release, dated May 30, 2001.

                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ITC/\ DELTACOM, INC.


Date: May 30, 2001           /s/ J. Thomas Mullis
                             ------------------------
                              J. Thomas Mullis
                              Senior Vice President-General Counsel,
                                    Secretary

                                       3
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                                 Exhibit Index

Number                               Exhibit Description
------                               -------------------

  99                                 Press Release, dated May 30, 2001